Exhibit 99.1
                        Storage Computer Notified By AMEX

    NASHUA, N.H.--(BUSINESS WIRE)--Nov. 16, 2004--Storage Computer Corporation (AMEX:SOS), (www.storage.com), a provider of high-performance storage and data delivery software systems, today announced that it has received notice from The American Stock Exchange
(AMEX) Staff indicating that the Company is subject to delisting from the exchange as it no longer complies with the following listing standard. (a) The Company has sustained losses in its five most recent fiscal years and has not maintained shareholders equity of at least $6 million. (b) The Company has sustained losses in three of its four most recent fiscal years and has not maintained shareholders of equity of at least $4 million (c) The Company has sustained losses in two of its most recent fiscal years and has not maintained stockholders equity of at least $2 million (The Company had stockholders equity of $777,095 at June 30, 2004) The Company will appeal this staff determination and requested a hearing before a committee of the Exchange. The stock will continue to trade on the AMEX during the appeal period. There can be no assurance that the Company's request for continued listing will be granted.

    About Storage Computer Corporation

    Storage Computer Corporation (AMEX:SOS): Pioneers in RAID technology, Storage Computer Corporation is a provider of high performance storage software solutions focused on developing advanced storage architectures to address the emerging needs of high-bandwidth and other "performance-impaired" applications. Storage Computer's technology supports a variety of applications including advanced database activities, wide area networked storage and sophisticated business continuity topologies http://www.storage.com.

    Forward-Looking Statements. This press release contains forward-looking statements to future events or future financial performance that involves risks and uncertainties. The forward-looking statements in this press release address a variety of subjects, including without limitation, the listing of the Company's Common Stock. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.


    CONTACT: Storage Computer Corporation
             Michael J. O'Donnell, CF0, 603-880-3005
             ir@storage.com